Exhibit 3.6

CERTIFICATE OF INCORPORATION

(Duplicate)

USCC 91632824MA7592YC3J (1-1)

Name: Qinghai Zhongtian Boron Lithium Technology Co., Ltd.

Type: Limited Liability Company

Address: No. 60, East Renmin Road, Dachaidan Town, Haixi State, Qinghai Province

Legal representative: Zhang Mao

Registered capital: RMB 10 Million Yuan

Establishment Date: Dec. 18, 2018

Business term: Long-term

Business scope: the production and sale of the sodium borate, boron, boron trioxide, lithium carbonate, lithium chloride, the developmental equipment of Salt Lake and the procurement of the raw materials, boron mining, production and sales of industrial salt, comprehensive development and utilization of Salt Lake resources and the research and development of products, operation and maintenance of the mining equipment, commercial agency, computer network engineering, computer accessories, and road cargo transportation (the approved projects according to law, business activities can be carried out only after approval by the relevant departments)

Registration authority

Dec. 18, 2018

Supervision and Administration of Market and Production Safety of Dachaidan

Enterprise credit information publicity system website: http://gsxt.qhaic.gov.cn

Supervised by the administration for industry and commerce of the People's Republic of China